UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Behringer Harvard Multifamily REIT I, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To be held December 17, 2013

TIME AND DATE:	10:00 a.m. local time on December 17, 2013

PLACE:	Executive Offices of the Company 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Directions to the meeting can be obtained by calling 866.655.3600.

ITEMS OF BUSINESS:

(1)         To elect five individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2)         To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE:	You may vote if you were a stockholder of record as of the record date, the close of business on September 23, 2013.

ANNUAL REPORT:

Our 2012 Annual Report, which is not a part of the proxy soliciting material, has been mailed to each of our stockholders of record as of the close of business on April 15, 2013. Stockholders eligible to vote at the Annual Meeting that were not stockholders of record as of the close of business on April 15, 2013 will receive a copy of our 2012 Annual Report enclosed with this Proxy Statement.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and our 2012 Annual Report are available online at www.behringerharvard.com/proxy.

PROXY VOTING:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

Daniel J. Rosenberg
General Counsel — Securities and Risk Management
and Secretary

October 10, 2013
Dallas, Texas

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 17, 2013

We are providing these proxy materials in connection with the solicitation by the board of directors of Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I,” the “Company,” “we,” “our” or “us”), a Maryland corporation, of proxies for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 17, 2013, at 10:00 a.m. local time at the offices of the Company, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001 and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders (the “Notice of 2013 Annual Meeting”).

This proxy statement (the “Proxy Statement”), which includes the Notice of 2013 Annual Meeting, and the accompanying form of proxy and voting instructions are first being mailed or given to stockholders on or about October 10, 2013.

Annual Report

On April 30, 2013, our Annual Report for the year ended December 31, 2012 (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (the “SEC”)) was mailed to each of our stockholders of record as of the close of business on April 15, 2013.  Stockholders eligible to vote at the Annual Meeting that were not stockholders of record as of the close of business on April 15, 2013 will receive a copy of our Annual Report enclosed with this Proxy Statement.

Our Annual Report on Form 10-K, as filed with the SEC, may be accessed online through the website maintained for us at www.behringerharvard.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing or telephoning us at the following address:  15601 Dallas Parkway, Suite 600, Addison, Texas 75001, telephone 866.655.3600.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on September 23, 2013 (the “Record Date”) are entitled to receive the accompanying notice and to vote their shares at the Annual Meeting.  As of the Record Date, there were 169,089,164 shares of our common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important.  You can save us the expense of a second mailing by voting promptly.

To vote by proxy, simply mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided.  Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the election of each of the five nominees named herein.  With respect to any other business that may properly come before the stockholders for a vote at the Annual Meeting, your shares will be voted in the discretion of the holders of the proxy.

Required Vote

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting.  If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval.  Withheld votes, abstentions and broker non-votes (discussed below) will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not be counted as votes cast.

A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under SEC rules, brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings, meaning that brokers may not give a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the Annual Meeting.

A majority of the votes represented in person or by proxy at the Annual Meeting is required for the election of each director, provided a quorum is present.  Withheld votes and broker non-votes will have the effect of a vote against each nominee for director.

Proxy Voting By Telephone or Internet

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards.  The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.

Please refer to the enclosed proxy card for instructions.  If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this Proxy Statement.

Voting on Other Matters

Our board of directors does not presently intend to bring any business before the Annual Meeting other than the proposal to elect directors discussed in this Proxy Statement and specified in the Notice of 2013 Annual Meeting.  If other matters are properly presented at the Annual Meeting for consideration and if you properly submit your vote by proxy, the persons named in the proxy will have the discretion to vote on those matters for you.  As of the date of this Proxy Statement, we are not aware of any other matters to be raised at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

•                  providing written notice of such revocation to the Secretary of the Company;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

•                  attending and voting your shares in person at the Annual Meeting.  Attending the Annual Meeting will not revoke your proxy unless you specifically so request.

Information Regarding Tabulation of the Vote

Boston Financial Data Services (“BFDS”) will tabulate all votes cast at the Annual Meeting and will act as inspector of election at the Annual Meeting.

Proxy Solicitation

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation material that we may provide to stockholders.  We have engaged BFDS to assist with the solicitation of proxies in conjunction with the Annual Meeting and expect to pay BFDS an aggregate fee of up to $80,000, plus reasonable out-of-pocket expenses for these services.  Furthermore, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  Our officers, employees, and employees of our advisor, Behringer Harvard Multifamily Advisors I, LLC (our “Advisor”), or its affiliates may also solicit proxies, but they will not be paid additional compensation for these services.

Interest of Certain Persons in Matters to Be Acted On

Except as described below, no director, executive officer or person who has served as director or executive officer at any time since January 1, 2012, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any manner to be acted upon at the Annual Meeting. As part of our transition to self-management described below, Behringer Harvard (as defined below) currently has the right to designate two nominees to serve as directors of the Company. These nominees must be reasonably acceptable to the nominating committee and our board. See “Commencement of Transition to Self-Management” and “Certain Transactions—Related Party Transactions” below for further information.

Commencement of Transition to Self-Management

As we have previously disclosed, on July 31, 2013 (the “Initial Closing”), we entered into a series of agreements and amendments to our existing agreements and arrangements with our Advisor and its affiliates (“Behringer Harvard”), beginning the process of becoming self-managed. Effective July 31, 2013, we and Behringer Harvard entered into a Master Modification Agreement (the “Modification Agreement”), setting forth various terms of and conditions to the modification of the business relationships between us and Behringer Harvard. At the Initial Closing of the Modification Agreement, Behringer Harvard waived the non-solicitation and non-hire provisions contained in the agreements with the Company with respect to five executive officers who previously provided services on our behalf as employees of Behringer Harvard. We offered employment to these persons and all of them accepted our offer and became our employees on August 1, 2013.

Effective as of August 1, 2013, the five executives below who were previously solely dedicated to us as employees of Behringer Harvard are now employees of ours serving in the following positions:

Name	Title
Mark T. Alfieri	President and Chief Operating Officer
Howard S. Garfield	Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary
Ross P. Odland	Senior Vice President — Portfolio Management
Daniel J. Rosenberg	General Counsel — Securities and Risk Management and Secretary
Margaret M. “Peggy” Daly	Senior Vice President — Property Management

The completion of the remainder of the self-management transactions contemplated by the Modification Agreement will occur at a second closing (the “Self-Management Closing”), which is expected to occur on June 30, 2014. The obligations of the parties to consummate the self-management transactions are subject to certain limited conditions.  Upon the Self-Management Closing, the remaining professionals and staff providing advisory and property management services that are currently employed by Behringer Harvard exclusively for our benefit will also become our employees, completing a major step in the self-management transition.

From and after the Initial Closing until the Self-Management Closing, Robert S. Aisner will remain our sole Chief Executive Officer, with certain limited exceptions.  This obligation will terminate upon the termination of the advisory management agreement with the Advisor (the “Advisory Management Agreement”), which we expect will coincide with the Self-Management Closing.  Notwithstanding the foregoing, beginning on January 1, 2014, we may commence a search process for a successor Chief Executive Officer and may hire any individual our board of directors desires to appoint as Chief Executive Officer, provided that the employment of such individual, if he or she is not an employee of ours as of the Initial Closing, will not commence until the Self-Management Closing, and if such individual is an employee of ours as of the Initial Closing, his or her appointment as Chief Executive Officer shall not commence until the Self-Management Closing.  Consistent with Mr. Alfieri’s employment agreement, we currently intend to appoint Mr. Alfieri as our Chief Executive Officer upon the Self-Management Closing.

At the Initial Closing, we issued 10,000 shares of a new Series A non-participating, voting, cumulative, 7.0% convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), to Behringer Harvard.  Generally, for as long as long as Behringer Harvard and its employees and any direct and indirect owners of equity in the long-term incentive program for current Behringer Harvard employees providing services to us hold, in the aggregate, at least 2,500 shares of the Series A Preferred Stock, Behringer Harvard will have the right to designate two nominees (the “Behringer Nominees”) to serve as our directors, subject to an aggregate limit of two Behringer Harvard nominees serving on the board at any time. The nominees must be reasonably acceptable to the nominating committee of our board. From and after termination of the Advisory Management Agreement, a Behringer Nominee serving on our board will be entitled to compensation equivalent to that generally provided to non-employee directors so long as he or she is not also serving as one of our officers.  As of the date of this Proxy Statement, Behringer Harvard has designated Mr. Aisner as one Behringer Nominee and has not designated the second Behringer Nominee.

For more information regarding these arrangements, please see “Certain Transactions—Related Party Transactions.”

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of five members, four of whom (Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton) have been determined by the board of directors to be “independent” as that term is defined in our charter.  The board of directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2014 Annual Meeting of Stockholders: Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner, E. Alan Patton and Robert S. Aisner.  Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified, or until his earlier death, removal, resignation or retirement.  The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

We currently have one vacancy on our board of directors, as a result of the resignation of Robert M. Behringer effective January 31, 2013.  This Proxy Statement does not name a proposed replacement nominee because the board of directors has not yet filled the vacancy.  The board of directors intends to fill the vacancy with the second Behringer Nominee, when designated by Behringer Harvard.  As of the date of this Proxy Statement, Behringer Harvard has designated Mr. Aisner as one Behringer Nominee but has not designated the second Behringer Nominee.  Stockholders may not vote for persons not named in this Proxy Statement to serve as a director.

We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

The principal occupations and certain other information about the nominees are set forth below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES
TO BE ELECTED AS DIRECTORS.

Sami S. Abbasi, 48, has served as one of our independent directors since November 2006.  Since November 2011, Mr. Abbasi has served as Chief Executive Officer and Director of American Pathology Partners, Inc., a laboratory services and cancer diagnostics company.  From January 2007 until September 2011, Mr. Abbasi served as Chairman and Chief Executive Officer of National Surgical Care, Inc., which owns, develops, and operates surgical facilities in partnership with physicians and healthcare systems.  From November 2004 to November 2006, Mr. Abbasi served as President and Chief Executive Officer of Radiologix, Inc., a provider of diagnostic imaging services, which was acquired by RadNet, Inc., formerly known as Primedex Health Systems, Inc., in November 2006.  From February 2005 until November 2006, Mr. Abbasi served as a director of Radiologix.  Mr. Abbasi served as Executive Vice President and Chief Operating Officer of Radiologix from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer of Radiologix from December 2000 until March 2004.  Radiologix was a leading national provider of diagnostic imaging services and was listed on the American Stock Exchange until its November 2006 acquisition by Primedex.  From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry.  From August 1996 through December 1999, Mr. Abbasi was Senior Vice President and Chief Financial Officer of Radiologix.  From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions.  From June 1988 through January 1995, Mr. Abbasi held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group.  Mr. Abbasi serves on the board of directors and the audit committee for American CareSource Holdings, Inc.  Mr. Abbasi received his Masters of Business Administration from the University of Rochester and his Bachelor of Arts, magna cum laude, in Economics from the University of Pennsylvania.

Our board of directors has concluded that Mr. Abbasi is qualified to serve as one of our directors and the chairman of our audit committee for reasons including his significant executive, corporate finance and accounting experience that complements that of our other board members.  In particular, Mr. Abbasi has over 10 years of experience as a director and/or executive officer of private and public companies, with a broad range of responsibilities including those relating to financial statements and coordinating with external auditors.  Mr. Abbasi also has many years of experience in commercial and investment banking, which background enables Mr. Abbasi to provide valuable insight to our board.

Roger D. Bowler, 69, has served as one of our independent directors since November 2006.  Mr. Bowler served in various capacities at Embrey Partners, Ltd. (“Embrey”), a San Antonio, Texas-based multifamily development and management company, from 1981 through 2006.  From 1991 through 2006, Mr. Bowler served as Executive Vice President for Embrey and was responsible for corporate operations, as well as project feasibility, financing, and sales.  Prior to his employment at Embrey, Mr. Bowler established and managed a corporate planning group for a Midwest bank holding company.  Mr. Bowler also served as the Senior Financial Officer for a Houston retail and office developer.  Mr. Bowler earned a Bachelor’s degree in Accounting and a Masters of Business Administration in finance from Michigan State University.  From 1984 through 2006, Mr. Bowler served on the Advisory Board of Directors for the JP Morgan Chase Bank of San Antonio.  Mr. Bowler currently serves on the Board of Directors for the Marathon Title Insurance Company and American Village Communities, Inc. of Fairfax, Virginia.  Mr. Bowler was a member of the National Multi Housing Council prior to his retirement from Embrey.

Our board of directors has concluded that Mr. Bowler is qualified to serve as one of our directors for reasons including his significant experience relating to real estate investments and multifamily investments, in particular.  For 25 years, Mr. Bowler served in various capacities at an apartment development and management company, including 15 years as an executive officer.  Mr. Bowler also has experience as a director and is actively engaged in the professional community, industry trends and issues in the multifamily space.

Jonathan L. Kempner, 62, has served as one of our independent directors since November 2008.  In October 2009, Mr. Kempner became the President of Tiger 21, LLC, a peer-to-peer learning group for high-net-worth investors.  Prior to this, Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”) from April 2001 to December 2008. MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts life insurance companies and others in the mortgage lending field.  In addition, Mr. Kempner served on MBA’s Board of Directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming his role at the MBA, for 14 years, Mr. Kempner was President of the National Multi Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers.  Previously, from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a federally owned real estate firm.  From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980 immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California.  Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner serves on the editorial boards of numerous real estate publications and is on the board of directors of a nonprofit organization, the Ciesla Foundation.

Our board of directors has concluded that Mr. Kempner is qualified to serve as one of our directors for reasons including his 21 years of combined experience heading the MBA and the National Multi Housing Council and his prior experience as a director.  With this background, Mr. Kempner brings to our board substantial insight and experience with respect to the multifamily real estate and mortgage industries.  In addition, Mr. Kempner has substantial experience acting as an attorney and general counsel, which brings a unique perspective to our board.  Mr. Kempner also remains active in the professional and charitable communities.

E. Alan Patton, 51, has served as one of our independent directors since November 2006 and Chairman of the Board since September 20, 2013. In May 2013, Mr. Patton became the President of The Morgan Group, Inc., (“Morgan”) a multifamily development and management company, where Mr. Patton is responsible for Morgan’s day-to-day operations. From January 2011 to April 2013, Mr. Patton served as Senior Managing Director of Hines Interests Limited Partnership

(“Hines”), an international real estate firm.  Mr. Patton’s main focus at Hines was to expand the firm’s multifamily development activity throughout the United States with involvement in site sourcing, product design, development and capital raising and financing. From 1998 to January 2011, Mr. Patton served as President of Morgan. From 1990 to 1998, Mr. Patton was the Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors). During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product and worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group.

Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years. Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science—Finance degree and his Masters of Business Administration. Mr. Patton is on the Board of Directors of the National Multi Housing Council and is a council member of the Urban Land Institute.

Our board of directors has concluded that Mr. Patton is qualified to serve as one of our directors for reasons including his significant real estate and real estate finance experience. He provides valuable knowledge and insight with respect to multifamily investment and management issues. In addition, his expertise in the real estate finance markets complements that of our other board members. Mr. Patton is also active in the professional community.

Robert S. Aisner, 66, has served as our Chief Executive Officer and as one of our directors since December 2007.  As described above in “Commencement of Transition to Self-Management,” Mr. Aisner is a Behringer Nominee and currently required to be our sole Chief Executive Officer pursuant to the Modification Agreement until the Self-Management Closing.  Mr. Aisner serves as Chief Executive Officer of our Advisor and our property manager, Behringer Harvard Multifamily Management Services, LLC (the “Property Manager”).  In addition, Mr. Aisner serves as a director of TIER REIT, Inc., formerly known as Behringer Harvard REIT I, Inc. (“TIER REIT”), and as a director and Chairman of the Board of Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”) and Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”).  Mr. Aisner is also Chief Executive Officer and President of Behringer Harvard Holdings.  Mr. Aisner has over 30 years of commercial real estate experience.  In addition to Mr. Aisner’s commercial real estate experience, as an officer and director of Behringer Harvard-sponsored programs and their advisors, Mr. Aisner has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans.  From 1996 until joining Behringer Harvard in 2003, Mr. Aisner served as:  (1) Executive Vice President of AMLI Residential Properties Trust (“AMLI”), formerly a New York Stock Exchange-listed REIT focused on the development, acquisition and management of upscale apartment communities and served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities; (2) President of AMLI Management Company, which oversaw all of AMLI’s apartment operations in 80 communities; (3) President of the AMLI Corporate Homes division that managed AMLI’s corporate housing properties; (4) Vice President of AMLI Residential Construction, a division of AMLI that performed real estate construction services; and (5) Vice President of AMLI Institutional Advisors, the AMLI division that served as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities.  Mr. Aisner also served on AMLI’s executive committee and investment committee.  During Mr. Aisner’s tenure, AMLI was actively engaged in real estate debt activities, some of which were similar to our current loan structures.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group.  From 1984 to 1994, Mr. Aisner served as Vice President of HRW Resources, Inc., a real estate development and management company.  Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Our board of directors has concluded that Mr. Aisner is qualified to serve as one of our directors for reasons including his over 30 years of commercial real estate experience.  This experience allows him to offer valuable insight and advice with respect to our investments and investment strategies.  In addition, as the Chief Executive Officer of our Advisor and with prior experience as an executive officer of a New York Stock Exchange-listed REIT, Mr. Aisner is able to direct the board of directors to the critical issues facing our company.  Further, as a director of TIER REIT, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II, he has an understanding of the requirements of serving on a public company board.

Independence

As required by our charter, a majority of the members of our board of directors must qualify as “independent” as affirmatively determined by the board.  Our charter defines an “independent director” as a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with our sponsor, the Company, our Advisor or any of their affiliates by virtue of (1) ownership of an interest in our sponsor, our Advisor or any of their affiliates, other than the Company, (2) employment by the Company, our sponsor, our Advisor or any of their affiliates, (3) service as an officer or director of our sponsor, our Advisor or any of their affiliates, other than as a director of the Company, (4) performance of services, other than as a director of the Company, (5) service as a director or trustee of more than three real estate investment trusts, or “REITs,” organized by our sponsor or advised by our Advisor, or (6) maintenance of a material business or professional relationship with our sponsor, our Advisor or any of their affiliates.  A business or professional relationship is considered “material” under our charter if the aggregate annual gross revenue derived by the director from our sponsor, our Advisor and their affiliates exceeds 5% of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with our sponsor or our Advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, the Advisor, any of their affiliates or the Company.

Although our shares are not listed for trading on any national securities exchange and therefore our board of directors is not subject to the independence requirements of the NYSE or any other national securities exchange, our board has evaluated whether our directors are “independent” as defined by the NYSE.  The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Consistent with these considerations, our board has reviewed all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and our independent registered public accounting firm.  Following this review, the board determined that the majority of the members of our board and each member of our audit committee, compensation committee and nominating committee, is “independent” as defined by our charter and the NYSE.

Board Leadership Structure and Risk Oversight

From December 2007 through January 31, 2013, we operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer.  Through that time period, Robert M. Behringer served as Chairman of the Board and was responsible for presiding over the meetings of the board of directors and the annual meetings of stockholders, and Mr. Aisner, as our Chief Executive Officer, was responsible for the general management of the business, financial affairs and day-to-day operations of the Company.  Effective January 31, 2013, Mr. Behringer resigned as a director and Chairman of the Board.  From this time through September 19, 2013, no replacement Chairman of the Board was appointed, and pursuant to our bylaws, at each board meeting, a director chosen by a majority of the directors present acted as chairman.  Our board of directors chose Mr. Aisner to serve as chairman at each board meeting during that period.  Effective as of September 20, 2013, E. Alan Patton was appointed by our board of directors to serve as Chairman of the Board.  In connection with his appointment to the Chairman of the Board, on September 20, 2013, Mr. Patton resigned as chairman of the compensation committee and Mr. Kempner was appointed chairman of the compensation committee.  Thus, as we did with Mr. Behringer as Chairman of the Board, we currently operate under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer.  We believe it is beneficial to have a Chairman of the Board whose focus is to lead the board and facilitate communication among directors and management. We believe this structure, of not combining the roles of the Chairman of the Board and the Chief Executive Officer, is the best governance model for our company and our stockholders.  A majority of our board is comprised of independent directors.  Currently, the agenda for each meeting is set by Mr. Patton in consultation with the other directors and management. Moreover, our audit committee, compensation committee and nominating committee are all comprised entirely of independent directors.

The board of directors oversees risk through (1) its review and discussion of regular periodic reports to the board of directors and its Committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business, (2) the required approval by the board of directors of all transactions, including, among others, acquisitions and dispositions of properties, financings and the engagement of our Advisor and Property Manager, (3) the oversight of our business by the audit, compensation, and nominating committees and (4) regular periodic reports from our independent public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal controls over financial reporting.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2012, the board met 20 times.  Each of the persons nominated for election to the board who served as directors during 2012 attended at least 90% of the aggregate number of meetings of the board of directors and the meetings of the committees on which he served.  We encourage our directors to attend our stockholder meetings.  In 2012, all of the persons currently nominated for election to the board of directors attended the annual meeting of stockholders.  Our entire board considers all major decisions concerning our business, including any investments we make.  However, our board has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting.  The board of directors has established three permanent committees: the audit committee; the compensation committee; and the nominating committee.  Each such committee is comprised of our independent directors, Messrs. Abbasi, Bowler, Kempner and Patton.  Each such committee has adopted a written charter approved by the board of directors, which can be found at the website maintained for us at www.behringerharvard.com/Governance.  Each of our independent directors meets the definition of “independent” under NYSE rules, applicable SEC rules and our charter.

During the fiscal year ended December 31, 2012, the audit committee met five times, the compensation committee had no meetings, and the nominating committee met two times. In addition, in connection with our review of strategic alternatives during the fiscal year ended December 31, 2012, our board of directors established a special committee consisting of each of our independent directors to consider and evaluate the strategic alternatives of the Company.  This special committee met 28 times during the fiscal year ended December 31, 2012.

Audit Committee.  The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the independent registered public accounting firm’s independence, and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process.  Mr. Abbasi is the chairman of the audit committee and our board of directors has determined that Mr. Abbasi is an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation Committee.  The compensation committee assists the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation of our executive officers and our directors.  Mr. Kempner is the chairman of the compensation committee. The primary duties of the compensation committee include reviewing all forms of compensation for our executive officers that are employees of ours, reviewing all forms of compensation for our directors, approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares and advising the board on changes in compensation.  Our executive officers did not have a role in determining the amount of executive or director compensation during the last fiscal year, and our compensation committee did not engage any compensation consultants during the last fiscal year, to recommend or otherwise determine the amount or form of executive or director compensation.  The compensation committee also administers the Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan (the “Incentive Award Plan”).

Through July 31, 2013, we had no employment agreements with the executive officers and other key personnel of us, our Advisor and its affiliates.  Through such time, we did not compensate our executive officers, and only our directors who were not employed by us or our affiliates, or by our Advisor or its affiliates, received compensation for their services to us.  However, as we have previously disclosed, on July 31, 2013, we entered into a series of agreements and amendments to our existing agreements and arrangements with the Advisor and its affiliates to begin the process of becoming self-managed.  Following this transaction, effective August 1, 2013, we entered into employment agreements with five of our executives and began to compensate them under arrangements approved by our compensation committee and board.  In addition, pursuant to the Modification Agreement entered into on July 31, 2013, upon termination of the Advisory Management Agreement (which we expect to occur at the Self-Management Closing), the Behringer Nominees serving on our board will be entitled to compensation equivalent to that generally provided to non-employee directors so long as he or she is not also serving as one of our officers.  For more information regarding these arrangements, please see “Certain Transactions—Related Party Transactions.”

Nominating Committee.  The nominating committee is responsible for recommending nominees to serve on our board of directors and considers nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in our bylaws.  Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 120 and 150 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year.  Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time and shall periodically review and recommend for approval by the board any updates to the criteria as deemed necessary.  Diversity in personal background, race, gender, age and nationality for the board as a whole may be taken into account favorably in considering individual candidates.  The nominating committee seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board. The nominating committee assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board’s collective skill set that should be addressed in the nominating process. The nominating committee made such assessment in connection with director nominations for the Annual Meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

The nominating committee will evaluate the qualifications of each director candidate against the criteria described above in making its recommendation to the board concerning nominations for election or reelection as a director.  The process for evaluating candidates recommended by our stockholders pursuant to our bylaws will be no different than the process for evaluating other candidates considered by the nominating committee.  The nominees to be considered for membership to the board of directors at this Annual Meeting were recommended and nominated by the nominating committee and approved by the full board on September 20, 2013. Mr. Bowler is chairman of the nominating committee.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors.  These parties can contact the board by mail at: Audit Committee Chairman of Behringer Harvard Multifamily REIT I, Inc., 5600 W. Lovers Lane, Suite 116, No. 110, Dallas, Texas 75209-4330.  The chairman of the audit committee will receive all communications made by this means and will relay all communications to the board of directors.

Director Compensation

Terms of Director Compensation Effective as of October 1, 2013

Effective October 1, 2013, within 30 days of each annual meeting of stockholders, each independent director will automatically receive an equity award, the form of which will be determined at a later date, equal to $60,000.  All equity awards granted to independent directors will vest at the rate of 1/3 on each of the first three anniversaries of the date of issuance, subject to accelerated vesting upon departure from the board except in the case of a voluntary departure by the director during his elected term that is not due to death or disability, or the director’s removal for cause.

Effective October 1, 2013, we also pay each of our independent directors an annual cash retainer of $60,000 per year.  In addition, we pay an independent director serving as the Chairman of the Board an annual cash retainer of $40,000 per year, the chairman of our audit committee an annual cash retainer of $15,000 per year, the chairman of our compensation committee an annual cash retainer of $12,500 per year and the chairman of our nominating committee an annual cash retainer of $7,500 per year.  These retainers are paid quarterly in arrears.  In addition, we pay each of our independent directors (i) $1,500 for each regular and special meeting of the board or of any committee of the board on which such independent director is a member attended in person or by telephone and (ii) $750 for each unanimous written consent considered by the board or of any committee of the board on which such independent director is a member.  All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors or any committee thereof.

Generally, if a director is an employee of ours, or an employee of our Advisor or its affiliates, we do not pay compensation for services rendered as a director.  However, pursuant to the Modification Agreement entered into on July 31, 2013, upon termination of the Advisory Management Agreement (which we expect to occur at the Self-Management

Closing), the Behringer Nominees serving on our board will be entitled to compensation equivalent to that provided to non-employee directors so long as he or she is not also serving as one of our officers.

Terms of Director Compensation Prior to October 1, 2013

In the year 2012 and through September 30, 2013, we paid each of our independent directors an annual retainer of $30,000 per year.  In addition, we paid the chairman of our audit committee an annual retainer of $10,000 per year and the chairmen of our compensation and nominating committees annual retainers of $5,000 per year.  These retainers were paid quarterly in arrears.  In addition, we paid each of our independent directors (i) $1,500 for each regular and special meeting of the board or of any committee of the board on which such independent director is a member attended in person or by telephone and (ii) $750 for each unanimous written consent considered by the board or of any committee of the board on which such independent director is a member.  All directors received reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  Through September 30, 2013, if a director also was an employee of ours, or an employee of our Advisor or its affiliates, we did not pay compensation for services rendered as a director.

Director Compensation Earned or Paid during 2012

The following table summarizes compensation earned by or paid to the non-employee directors during 2012:

	Fees Earned or Paid in Cash (a)	All Other Compensation	Total
Sami S. Abbasi	$113,500	$—	$113,500
Roger D. Bowler	$117,500	$—	$117,500
Jonathan L. Kempner	$112,500	$—	$112,500
E. Alan Patton	$117,500	$—	$117,500

(a)         This column includes fees earned in 2012, a portion of which were paid in 2013.  The amounts paid in 2013 are:  $20,500 for Mr. Abbasi, $22,250 for Mr. Bowler, $21,000 for Mr. Kempner, and $22,250 for Mr. Patton.

Incentive Award Plan

Our Incentive Award Plan was approved by the board of directors on November 14, 2006 and by the stockholders on November 15, 2006 and amended and restated and approved by the board of directors on March 14, 2008.  The Incentive Award Plan is administered by our compensation committee and provides for equity awards to our employees, directors and consultants and those of our Advisor and its affiliates.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards.  A total of 10,000,000 shares have been authorized and reserved for issuance under our Incentive Award Plan. There were no awards issued during 2012.

Equity Compensation Plan Information

The following table gives information regarding our equity compensation plans as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	9,994,000
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	—	—	9,994,000	(1)

(1)     All shares authorized for issuance pursuant to awards not yet granted under the Incentive Award Plan.

Executive Officers

In addition to Robert S. Aisner, as of October 10, 2013, the following individuals serve as our executive officers:

Mark T. Alfieri, 52, has served as our President since July 31, 2013.  Mr. Alfieri also serves as our Chief Operating Officer, a position he has held since our inception in 2006.  Mr. Alfieri served as Chief Operating Officer of the Advisor and Property Manager from September 2006 and March 2008, respectively, to July 31, 2013.  Prior to joining Behringer Harvard in May 2006, from January 1999 to April 2006 Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust (“AMLI”), formerly a New York Stock Exchange-listed REIT, where he directed investment activities for the Southwest region.  During his seven-year tenure at AMLI, Mr. Alfieri consummated multifamily transactions in excess of $2.5 billion.  From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1991 until 1998, Mr. Alfieri was president and Chief Executive Officer of Revest Group, Inc., a regional full service investment company.  Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors.  Mr. Alfieri also was President and Chief Executive Officer of Revest Management Services.  Revest Management Services fee managed office, ministorage and multifamily properties.  Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing.  Mr. Alfieri is a licensed Real Estate Broker in the State of Texas.  Mr. Alfieri served on the Board of Directors of the National Multi Housing Council from 2002 to 2004 and is currently a member of the National Multi Housing Council.

Margaret M. “Peggy” Daly, 57, was appointed our Senior Vice President—Property Management effective July 31, 2013.  Ms. Daly served as the Senior Vice President—Property Management of our Property Manager from September 2011 to July 31, 2013 and as the Vice President of our Property Manager from September 2010 to September 2011. In addition, Ms. Daly served as Senior Vice President of Property Management for Harvard Property Trust, LLC, an affiliate of our Advisor, from May 2010 to July 31, 2013. Ms. Daly is responsible for development and leadership of property management and operating platform for our assets.

Ms. Daly has over 30 years of experience in management of Class A multifamily assets. Prior to joining Behringer Harvard, from March 2008 to April 2010, Ms. Daly was Executive Vice President of Property Management at Place Properties LLP where she was responsible for the profitability, business development and performance results of over 22,500 beds of student housing. From August 1988 to March 2008, Ms. Daly was with AMLI, where she served as the Executive Vice President—National Director of Operations, Senior Vice President—Revenue Management and Regional Vice President. From June 1979 to March 1988, Ms. Daly was a Divisional Vice President of Property Management with Trammell Crow Residential.

Ms. Daly attended Virginia Polytechnic Institute and studied Business Administration.  She served on the board of directors of the Atlanta Apartment Association from 1996 to 2000, was a member of the Advisory Board for the School of

Property Management at Virginia Polytechnic Institute, and has served on expert panels at National Apartment Association, National Multi-Housing Council and Multifamily Executive conferences.

Howard S. Garfield, 56, has served as our Chief Financial Officer and Treasurer since September 2009 and as our Chief Accounting Officer since May 2009.  In addition, Mr. Garfield served as Chief Financial Officer and Treasurer of our Advisor and our Property Manager from September 2009 to July 31, 2013, as well as Chief Accounting Officer of these entities from September 2011 to July 31, 2013.    Prior to joining Behringer Harvard in February 2009, from April 2008 to February 2009, Mr. Garfield was Senior Vice President—Private Equity Real Estate Funds for Lehman Brothers Holdings Inc., formerly a New York Stock Exchange listed investment banking firm, where he was responsible for accounting and fund administration for certain private equity real estate funds sponsored by Lehman Brother Holdings Inc.  From 2006 to April 2008, Mr. Garfield was Executive Vice President and Chief Financial Officer of Homevestors of America, Inc., a privately held franchisor related to reselling single-family homes.  Mr. Garfield received a Bachelor of Business Administration degree, summa cum laude, from the University of Texas at Austin.  Mr. Garfield is a certified public accountant in the State of Texas and a member of the National Association of Real Estate Companies.

Ross P. Odland, 46, was appointed our Senior Vice President—Portfolio Management effective July 31, 2013.  Mr. Odland served as the Senior Vice President—Portfolio Management of our Advisor and Property Manager from September 2011 to July 31, 2013, as the Vice President—Portfolio Management of our Advisor from November 2007 to September 2011 and as the Vice President—Portfolio Management of our Property Manager from March 2008 to September 2011. Mr. Odland is responsible for developing investment strategies, sourcing, developing and managing joint venture partnerships, and leading the asset management group for the multifamily group.

Prior to joining Behringer Harvard, from 2000 to 2007, Mr. Odland was Vice President of Portfolio Management at AMLI, where he managed the company’s joint venture relationships and performed portfolio and asset management duties for the company’s southwest region which was valued in excess of $1.1 billion. From 1997 to 2000, Mr. Odland was a consultant with Pricewaterhouse Coopers in the Real Estate Advisory Group. In this role, Mr. Odland performed valuation, market research, and due diligence activities for publicly traded REITS and institutional real estate funds.

Mr. Odland holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison. Mr. Odland is a chartered financial analyst (CFA), a member of the CFA Society of Dallas-Fort Worth and a member of the Pension Real Estate Advisory Association.

Daniel J. Rosenberg, 38, was appointed our General Counsel—Securities and Risk Management effective July 31, 2013.  Mr. Rosenberg served as our Senior Vice President—Legal and General Counsel from September 2011 to July 31, 2013 and has served as our Secretary since December 2007.  Mr. Rosenberg also served as Senior Vice President—Legal and General Counsel and Secretary of our Advisor and Property Manager from September 2011 to July 31, 2013.  Mr. Rosenberg joined Behringer Harvard in June 2004.   While at Behringer Harvard, Mr. Rosenberg was responsible for legal matters related to Behringer Harvard’s multifamily platform.  Prior to the formation of the first Behringer Harvard sponsored multifamily program in 2006, Mr. Rosenberg was responsible for all legal aspects of Behringer Harvard’s private offerings.  Prior to joining Behringer Harvard, Mr. Rosenberg was a corporate associate at the New York office of what was then Katten Muchin Zavis Rosenman LLP, a leading national law firm, where he represented private and public companies in a wide range of corporate transactions, including acquisitions, divestitures, mergers, financings, joint ventures, private placements and high-yield debt offerings.  Mr. Rosenberg received a Bachelor of Arts degree from the University of Wisconsin at Madison and a Juris Doctor degree from Emory University School of Law in Atlanta, Georgia.  Mr. Rosenberg is licensed as an attorney in Texas and New York.

Executive Compensation

Through July 31, 2013, none of our executive officers received compensation from us for services rendered to us.  Through July 31, 2013, all of our executive officers were also officers of our Advisor and its affiliates and were compensated by these entities, in part, for their services to us.  Through July 31, 2013, we neither separately compensated our executive officers nor reimbursed our Advisor for any compensation paid to their employees who also served as our executive officers, other than through the general fees and expense reimbursements we paid to them under the Advisory Management Agreement.  See “Certain Transactions” below for a discussion of the fees paid to and services provided by our Advisor and its affiliates.

However, as we have previously disclosed, on July 31, 2013, we entered into a series of agreements and amendments to our existing agreements and arrangements with the Advisor and its affiliates to begin the process of becoming self-managed.  Following this transaction, effective August 1, 2013, we entered into employment agreements with five of our executives and began to compensate them under arrangements approved by our compensation committee and board of directors.  For more information regarding these arrangements, please see “Certain Transactions—Related Party Transactions.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee served as an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2012 or formerly served as an officer of the Company or any of our subsidiaries.  In addition, during the fiscal year ended December 31, 2012, none of our executive officers served as a director or member of a compensation committee (or any other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers or directors serving as a member of our board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director, officer and individual beneficially owning more than 10% of a class of registered securities of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames generally require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation.  Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended December 31, 2012, or written representations that no additional forms were required, the Company believes all required Section 16(a) filings were timely and correctly made by reporting persons during 2012.

OWNERSHIP OF EQUITY SECURITIES

The following table shows, as of September 23, 2013, the amount of our common stock and Series A Preferred Stock beneficially owned (unless otherwise indicated) by:  (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock; (2) our directors; (3) our executive officers; and (4) all of our directors and executive officers as a group.

Name of Beneficial Owner	Class of Stock	Amount and Nature of Beneficial Ownership (a)	Percentage of Class
Behringer Harvard Multifamily REIT I Services Holdings, LLC (b) (c)	Series A Preferred Stock	10,000	100%
Behringer Harvard Holdings, LLC (b) (c)	Common Stock	24,969	*
Robert S. Aisner (c)(d)	Common Stock	6,139	*
Sami S. Abbasi (c)	Common Stock	2,000	*
Roger D. Bowler (c)	Common Stock	4,000	*
Jonathan L. Kempner (c)	—	—	—
E. Alan Patton (c)	Common Stock	5,000	*
Mark T. Alfieri (c)	Common Stock	6,139	*
Margaret M. Daly (c)	—	—	—
Howard S. Garfield (c)	—	—	—
Ross P. Odland (c)	Common Stock	2,456	*
Daniel J. Rosenberg (c)	—	—	—
All current directors and executive officers as a group (10 persons)	Common Stock	25,734	*

*                         Represents less than 1%

(a)         For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes 169,089,164 shares of common stock outstanding as of September 23, 2013.  Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares.

(b)         Behringer Harvard Multifamily REIT I Services Holdings, LLC is an indirect subsidiary of Behringer Harvard Holdings, LLC.  Robert M. Behringer is the beneficial owner of approximately 40% of the outstanding limited liability company interests and beneficially controls the voting of approximately 85% of the outstanding limited liability company interests of Behringer Harvard Holdings, LLC.  Behringer Harvard Holdings, LLC indirectly owns and controls Behringer Harvard Multifamily REIT I Services Holdings, LLC.

(c)          The address of Behringer Harvard Holdings, LLC and Behringer Harvard Multifamily REIT I Services Holdings, LLC is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  The address of Messrs. Aisner, Abbasi, Bowler, Kempner, Patton, Alfieri, Garfield, Odland and Rosenberg and Ms. Daly is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(d)         Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, LLC, of which Mr. Aisner controls the disposition of approximately 4% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Behringer Harvard Multifamily REIT I Services Holdings, LLC, an indirect subsidiary of Behringer Harvard Holdings, LLC.  Robert M. Behringer has the right to vote Mr. Aisner’s interest in Behringer Harvard Holdings, LLC.

AUDIT COMMITTEE REPORT

The audit committee reviews our financial reporting process on behalf of the board of directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the audit committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  The audit committee has discussed significant accounting policies applied by the Company in its audited financial statements, as well as alternative treatments.  Management represented to the audit committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm.  The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, including our Advisor and its affiliates, including the matters in the written disclosures and the letter provided to the audit committee by the independent registered public accounting firm, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.  The audit committee has concluded that the independent registered public accounting firm is independent from the Company.

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.  The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, on February 22, 2013, the audit committee recommended to the board of directors, and the board then approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and filed the Form 10-K with the SEC on March 1, 2013.  In addition, the audit committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm.  The following independent directors, who constitute all of the audit committee, provide the foregoing report.

AUDIT COMMITTEE:

Sami S. Abbasi, Chairman
Roger D. Bowler
Jonathan L. Kempner
E. Alan Patton

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as our independent registered public accounting firm since November 14, 2006.  Our management believes that Deloitte is knowledgeable about our operations and accounting practices and is well qualified to act as our independent registered public accounting firm.  The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests.  Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Representatives of Deloitte have been invited and are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual financial statements for the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees (a)	$482,000	$630,000
Audit-related fees (b)	—	186,000
Tax fees (c)	—	—
All other fees	—	—
Total fees	$482,000	$816,000

(a)         Audit fees consist principally of fees for the audit of our annual consolidated financial statements and review of our consolidated financial statements included in our quarterly reports on Form 10-Q.

(b)         Audit-related fees consist of professional services performed in connection with a review of registration statements, as amended, for the public offerings of our common stock audits and reviews of historical financial statements for property acquisitions (including compliance with the requirements of Rules 3-05, 3-06, 3-09 or 3-14) and Sarbanes-Oxley Act, Section 404 advisory services.

(c)          Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

The audit committee considers the provision of these services to be compatible with maintaining the independence of Deloitte & Touche.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee must approve any fee for services to be performed by the Company’s independent registered public accounting firm in advance of the service being performed. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost under $25,000, the audit committee will be provided information to review and must approve each project prior to commencement of any work.  For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost $25,000 and over, the audit committee will be provided with a detailed explanation of what is being included and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm.  If additional amounts are needed, the audit committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue.  Approval by the audit committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.  The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the audit committee on a regular basis.

The audit committee approved all of the services provided by, and fees paid to, Deloitte & Touche during the years ended December 31, 2012 and 2011.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

We do not currently have written formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K of the Exchange Act. Under that definition, transactions with related persons are transactions in which we were or are a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of our voting securities and immediate family members of any of the foregoing persons.

Our charter, however, contains provisions setting forth our ability to engage in certain transactions. Our board reviews all of these transactions as well as any related party transactions. As a general rule, any related party transaction must be approved by a majority of the directors not otherwise interested in the transaction.  In determining whether to approve or authorize a particular related party transaction, these directors will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

We believe that our general policies and procedures regarding related party transactions are evidenced by the disclosures in our current and prior proxy statements under the caption “Certain Transactions.”  We may in the future adopt written policies and procedures regarding related party transactions.

Related Party Transactions

Robert M. Behringer, who was our Chairman of the Board and a director from December 2007 through January 31, 2013, and Robert S. Aisner, who is our Chief Executive Officer and a director, have indirect ownership of the Advisor and the other Behringer Harvard entities that have benefited or will benefit from the transactions described below.  In addition, through July 31, 2013, all of our executive officers were employees of Behringer Harvard.  Throughout 2012 and through the date of this Proxy Statement, all of our executive officers have indirect ownership interests in Behringer Harvard entities that have benefited or will benefit from the transactions described below.

As we have previously disclosed, on the Initial Closing we entered into a series of agreements and amendments to our existing agreements and arrangements with Behringer Harvard, beginning the process of becoming self-managed. Effective July 31, 2013, we and Behringer Harvard entered into the Modification Agreement, setting forth various terms of and conditions to the modification of the business relationships between us and Behringer Harvard. At the Initial Closing of the Modification Agreement, Behringer Harvard waived the non-solicitation and non-hire provisions contained in the agreements with the Company with respect to five executive officers who previously provided services on our behalf as employees of Behringer Harvard. We offered employment to these persons and all of them accepted our offer and became our employees on August 1, 2013. The completion of the remainder of the self-management transactions contemplated by the Modification Agreement will occur at the Self-Management Closing, which is expected to occur on June 30, 2014. The obligations of the parties to consummate the self-management transactions are subject to certain limited conditions.  Upon the Self-Management Closing, the remaining professionals and staff providing advisory and property management services that are currently employed by Behringer Harvard exclusively for our benefit will also become our employees, completing a major step in the self-management transition.

We expect to remain dependent on our Advisor, our Property Manager, and their affiliates for certain services that are essential to us, including, but not limited to, investment and disposition decisions, asset management, financing, property management and leasing services and other general administrative responsibilities, until the Self-Management Closing.

Summary of Related Party Arrangements in Place Through July 31, 2013

The following description summarizes our related party arrangements in place from January 1, 2012 through July 31, 2013, and costs paid or incurred under such arrangements from January 1, 2012 through June 30, 2013.

Pursuant to the Advisory Management Agreement in place from January 1, 2012 through July 31, 2013, our Advisor and its affiliates received acquisition and advisory fees of 1.75% of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we made an investment indirectly through another entity, our pro rata share, based on our stated or back-end ownership percentage, of the gross asset value of real estate investments held by that entity. Fees due in connection with a development or improvements were based on amounts approved by our board of directors and reconciled to actual amounts at the completion of the development or improvement.  Our Advisor and its affiliates also received 1.75% of the funds advanced in respect of a loan or other investment.

Our Advisor received a non-accountable acquisition expense reimbursement in the amount of 0.25% of (1) the funds paid for purchasing an asset, including any debt attributable to the asset, plus the funds budgeted for development, construction or improvement in the case of assets that we acquired and intended to develop, construct or improve, and (2) the funds advanced in respect of a loan or other investment.  We also paid third parties, or reimbursed our Advisor, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  In addition, to the extent our Advisor or its affiliates directly provided services formerly provided or usually provided by third parties, including, without limitation, accounting services related to the preparation of audits required by the SEC, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a completed investment, the direct employee costs and burden to our Advisor of providing these services were acquisition expenses for which we reimbursed our Advisor. In addition, acquisition expenses for which we reimbursed our Advisor included any payments made to (1) a prospective seller of an asset, (2) an agent of a prospective seller of an asset, or (3) a party that had the right to control the sale of an asset intended for investment by us that were not refundable and that were not ultimately applied against the purchase price for such asset. Except as described above with respect to services customarily or previously provided by third parties, our Advisor was responsible for paying all of the expenses it incurred associated with persons employed by the Advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our Advisor was also responsible for paying all of the investment-related expenses that we or our Advisor incurred that were due to third parties or related to the additional services provided by our Advisor as described above with respect to investments we did not make, other than certain non-refundable payments made in connection with any acquisition.

For the year ended December 31, 2012 and the six months ended June 30, 2013, our Advisor earned acquisition and advisory fees, including the acquisition expense reimbursement, of approximately $7.3 million and $7.8 million, respectively. For the year ended December 31, 2012 and the six months ended June 30, 2013, approximately $5.0 million and $7.8 million of these amounts, respectively, were capitalized to our development projects as construction in progress.   As of June 30, 2013, $7.5 million of acquisition and advisory fees related to developments, including the acquisition expense reimbursement, were subject to final reconciliation to actual amounts as described above.

Our Advisor received debt financing fees of 1% of the amount available to us under debt financing which were originated, assumed or refinanced by or for us. Our Advisor could pay some or all of these fees to third parties with whom it subcontracted to coordinate financing for us. For the year ended December 31, 2012 and the six months ended June 30, 2013, our Advisor has earned debt financing fees of approximately $1.3 million and $0.6 million, respectively.

From January 1, 2012 through July 31, 2013, our Advisor received a monthly asset management fee for each real estate related asset held by us.  The amount of the fee was one-twelfth of 0.50% of the sum of the higher of the cost or value of our assets.  For the year ended December 31, 2012 and the six months ended June 30, 2013, our Advisor earned asset management fees of approximately $6.6 million and $3.7 million, respectively.  For the year ended December 31, 2012 and the six months ended June 30, 2013, our Advisor waived the difference between asset management fees calculated on the basis of value of our investments and asset management fees calculated on the basis of cost of our investments, resulting in waivers totaling approximately $0.6 million and $0.3 million, respectively.

We would pay a development fee to our Advisor in an amount that was usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we would not pay a development fee to an affiliate of our Advisor if our Advisor or any of its affiliates elected to receive an acquisition and advisory fee based on the cost of such development. Our Advisor has earned no development fees since our inception.

From January 1, 2012 through July 31, 2013, for multifamily communities with respect to which we had control over the selection of the property manager and chose to hire the Property Manager, property management services were provided by the Property Manager and its affiliates through a property management agreement, as it may be amended from time (the “Property Management Agreement”).

From January 1, 2012 through July 31, 2013, under the Property Management Agreement in place, property management fees were equal to 3.75% of gross revenues.  In the event that we contracted directly with a non-affiliated third party property manager in respect to a property, we would pay the Property Manager or its affiliates an oversight fee equal to 0.5% of gross rental revenues of the property managed.  In no event would we pay both a property management fee and an oversight fee to the Property Manager or its affiliates with respect to a particular property. We would reimburse the costs and expenses incurred by the Property Manager on our behalf, including the wages and salaries and other employee-related expenses of all on-site employees of the Property Manager and other out-of-pocket expenses that are directly related to the management of specific properties.

For the year ended December 31, 2012 and the six months ended June 30, 2013, the Property Manager or its affiliates earned property management fees, net of expenses to third party property managers but including reimbursements to the Property Manager, of $21.3 million and $11.7 million, respectively.

As part of our reimbursement of administrative expenses, we reimbursed our Advisor for any direct expenses and costs of salaries and benefits of persons employed by our Advisor performing advisory services for us, provided, however, that we would not reimburse our Advisor for personnel employment costs incurred by our Advisor in performing services under the Advisory Management Agreement to the extent that the employees performed services for which our Advisor received a separate fee other than with respect to acquisition services formerly provided or usually provided by third parties.  We also did not reimburse our Advisor for the salary or other compensation of any of our executive officers.

For the year ended December 31, 2012 and the six months ended June 30, 2013, our Advisor was reimbursed approximately $1.8 million and $0.8 million, respectively.

As of June 30, 2013, our payables to our Advisor and its affiliates were $1.6 million.

Summary of Related Party Arrangements in Place as of July 31, 2013

Master Modification Agreement

Effective July 31, 2013, we and Behringer Harvard entered into the Modification Agreement, setting forth various terms of and conditions to the modification of the business relationships between us and Behringer Harvard.

At the Initial Closing of the Modification Agreement, which also occurred on July 31, 2013, the Advisor waived the non-solicitation and non-hire provisions contained in the agreements with the Company with respect to five executive officers who previously provided services on our behalf as employees of Behringer Harvard. We offered employment to these persons, referred to herein as the “Initial Transferred Executives,” and all of them accepted our offer and became our employees on August 1, 2013.

In addition, at the Initial Closing, we acquired from Behringer Harvard the general partnership interest (the “BHMP GP Interest”) in Behringer Harvard Master Partnership I LP (“BHMP”), an entity with which we have made a number of co-investments.  BHMP is a joint venture with Stichting Depositary PGGM Private Real Estate Fund, a Dutch foundation acting in its capacity as depositary of and for the account and risk of PGGM Private Real Estate Fund (“PGGM”), an investment vehicle for Dutch pension funds that has co-invested with us approximately $298.7 million, based on its share of gross costs, in certain properties, through June 30, 2013.  This acquisition entitles us to, among other things, the advisory and incentive fees that Behringer Harvard would have otherwise been entitled to receive as general partner of BHMP. The purchase price for the BHMP GP Interest was $23,115,000.

At the Initial Closing, we also paid Behringer Harvard $2.5 million as reimbursement for its costs and expenses related to the negotiation of the contemplated agreements, arrangements and amendments and the closing of the transaction. We also issued 10,000 shares of the Series A Preferred Stock, to Behringer Harvard. The shares of Series A Preferred Stock entitle the holder to one vote per share on all matters submitted to the holders of the common stock, a liquidation preference equal to $10.00 per share before the holders of common stock are paid any liquidation proceeds, and 7.0% cumulative cash dividends on the liquidation preference and any accrued and unpaid dividends.  As part of the consideration for issuing the Series A Preferred Stock, the Advisor surrendered all existing 1,000 convertible shares of non-participating, non-voting stock, par value $0.0001 per share, of the Company, which we immediately cancelled.

At the Initial Closing, we also entered into an amended and restated advisory management agreement, an amended and restated property management agreement, an amended and restated license agreement, a transition services agreement, and a registration rights agreement. Each of these is summarized below.

The completion of the remainder of the self-management transactions contemplated by the Modification Agreement will occur at the Self-Management Closing, which is expected to occur on June 30, 2014 or on such other date as described below (the “Self-Management Closing Date”).  The obligations of the parties to consummate the self-management transactions are subject to certain limited conditions described below.

We are not obligated to consummate the Self-Management Closing unless certain conditions have been satisfied, including:

•                  Behringer Harvard has provided all required closing deliverables;

•                  certain of Behringer Harvard’s representations and warranties in its representation letter remain true; and

•                  no judgment of any court or government authority and no law would prohibit the consummation of the Self-Management Closing.

Behringer Harvard is not obligated to consummate the Self-Management Closing unless certain conditions have been satisfied, including:

•                  we have made all requirement payments under the agreement and provided all required closing deliverables;

•                  certain of our representations and warranties in our representation letter remain true;

•                  we have not terminated the Amended and Restated Advisory Agreement (as defined below); and

•                  no judgment of any court or government authority and no law would prohibit the consummation of the Self-Management Closing.

If the conditions to the Self-Management Closing have not been met as of the Self-Management Closing Date through no fault of us or Behringer Harvard, as applicable, then either we or Behringer Harvard, as applicable, may extend the Self-Management Closing Date to July 31, 2014, or such earlier date upon which the parties mutually agree. In the event the proposed Self-Management Closing Date is extended pursuant to these provisions, the term of the Amended and Restated Advisory Agreement will automatically be extended or renewed, as applicable, through the actual Self-Management Closing Date, subject to the approval of our board of directors of such extension or renewal beyond July 31, 2014.  If the Self-Management Closing shall not have occurred on or prior to August 1, 2014, the Modification Agreement will automatically terminate, except that it will be extended to September 1, 2014 in the event that the Self-Management Closing has not occurred on or prior to August 1, 2014 solely because a judgment of any court or government authority, or any law, would prohibit the consummation of the Self-Management Closing.

At the Self-Management Closing, Behringer Harvard will waive the non-solicitation and non-hire provisions of the Amended and Restated Advisory Agreement and the Amended and Restated Property Management Agreement (as defined and described below) with respect to a list of specified employees (the “Specified Employees”).  The Specified Employees will include (a) each employee of Behringer Harvard then exclusively providing services for us under the Amended and Restated Advisory Agreement as of the Self-Management Closing, (b) each employee of Behringer Harvard then performing property management services for us on-site under the Amended and Restated Property Management Agreement as of the Self-Management Closing, and (c) such other employees of Behringer Harvard then performing property management services under the Amended and Restated Property Management Agreement as of the Self-Management Closing that occupy specified functions or titles.

We will offer the Specified Employees employment upon the Self-Management Closing.  For the period commencing on the Self-Management Closing Date and ending no sooner than eighteen months after the Self-Management Closing Date, each of the Specified Employees who accepts employment with us (the “Transferred Employees”) shall receive base salary and cash bonus opportunities on terms at least reasonably comparable, in the aggregate, to the salary and bonus opportunities such Transferred Employee received from Behringer Harvard immediately prior to the Self-Management Closing Date.

Behringer Harvard must use commercially reasonable efforts to replace employees that would have been Specified Employees, but for the fact that employment with Behringer Harvard is terminated prior to the Self-Management Closing.  Further, the employment of certain “protected” Specified Employees cannot be terminated by Behringer Harvard without our consent until the earlier of the Self-Management Closing and August 1, 2014, other than in connection with the Self-Management Closing or for cause.  Furthermore, in the event that, prior to the Self-Management Closing, we desire that Behringer Harvard hire any additional employee for our benefit, Behringer Harvard must use commercially reasonable efforts to hire such additional employee and we will be responsible for all compensation, benefits and other expenses associated with any such employee.  Prior to the Self-Management Closing, we also have certain rights to hire our own employees to perform information technology services or investor relations services.

At the Self-Management Closing, we will be assigned the Amended and Restated Property Management Agreement and assume the associated liabilities, and the Amended and Restated Advisory Agreement will terminate.  However, the indemnification-related provisions of each such agreement will remain in effect with respect to us and the applicable Behringer Harvard entity and the non-solicitation and non-hire provisions of each such agreement will continue to apply to us, except with respect to the Transferred Employees.

During the period commencing at the Initial Closing, with respect to the Initial Transferred Executives, and on the Self-Management Closing Date, with respect to the Transferred Employees, and ending on the eighteen month anniversary of the Self-Management Closing Date, no member of Behringer Harvard may, without our prior written consent, directly or indirectly, (a) solicit or encourage any Initial Transferred Executive or Transferred Employee or other persons then employed by us (the “Covered REIT Employees”) to leave the employment or other service of us or any of our affiliates or offer employment to any such person, or (b) hire, on behalf of Behringer Harvard, any Covered REIT Employee or other person employed by us.

In addition, at the Self-Management Closing, we will pay Behringer Harvard $3.5 million for certain intangible assets, rights and contracts. Behringer Harvard will also transfer to us certain furnishings, fixtures and equipment.  We will also enter into the Administrative Services Agreement and the Limited Right to Use Agreement at the Self-Management Closing, as defined and described below.

Following the Self-Management Closing, certain fees similar to fees under the Amended and Restated Advisory Agreement will be due with respect to our acquisitions and other investments, including developments, if they were approved by our board of directors prior to the Self-Management Closing (“Approved Deals”):

•                  Acquisition and Advisory Fees. Acquisition and advisory fees (excluding any such fees payable with respect to a development or redevelopment project and any development fees, in each case other than the initial acquisition of the real property) relating to each Approved Deal which is closed or consummated within six months following the Self-Management Closing will be paid as though the Amended and Restated Advisory Agreement remained in full force and effect.

•                  Development Fees for Development and Redevelopment Projects. For six months following the Self-Management Closing, development fees relating to each Approved Deal (including any development or redevelopment project, but excluding the initial acquisition of the real property) will be paid as though the Amended and Restated Advisory Agreement remained in full force and effect, subject to a true-up every six months and a final true-up of the development fees upon project completion consistent with past practice.

•                  Debt Financing Fees. For one year following the Self-Management Closing, debt financing fees with respect to each Approved Deal will be paid as though the Amended and Restated Advisory Agreement remained in full force and effect, subject to certain limitations.  An affiliate of Behringer Harvard will continue to provide capital markets services to us after the Self-Management Closing, as described in the description of the Administrative Services Agreement below.

•                  Acquisition Expenses. With respect to each Approved Deal for which we must pay acquisition and advisory fees or development fees after the Self-Management Closing, we will also reimburse acquisition expenses to the Advisor with respect to such Approved Deal, as though the Amended and Restated Advisory Agreement remained in full force and effect.

The Modification Agreement sets forth certain additional agreements among the parties, including the following:

•                  New Platforms.  Commencing at the Initial Closing and lasting through the six month anniversary of the Self-Management Closing, Behringer Harvard will be entitled to additional fees with respect to any new investment arrangement between us and certain specified funds or programs pursuant to which we receive an asset management or any similar fee and/or a promote interest or similar security, excluding PGGM and its affiliates (each, a “New Platform”).  For each New Platform with certain specified potential future investors, Behringer Harvard will be entitled to a fee equal to 2.5% of the total aggregate amount of capital committed by such investor or its affiliates.  We will not be obligated to pay any fees with respect to a New Platform unless and until the Self-Management Closing.

•                  Subsequent Joint Ventures.  Commencing at the Initial Closing, the Modification Agreement provides that in certain circumstances, Behringer Harvard will rebate to us, or may provide us a credit with respect to, (a) acquisition fees paid pursuant to the Amended and Restated Advisory Agreement and (b) acquisition and advisory fees and development fees paid pursuant to the Modification Agreement, in the event that certain existing investments are subsequently structured as a joint venture or co-investment.

•                  Behringer Nominees. As long as Behringer Harvard and its respective employees and any direct and indirect owners of equity in the long term incentive program for current Behringer Harvard employees providing services to us hold, in the aggregate, at least 2,500 shares of the Series A Preferred Stock, Behringer Harvard will have the right to designate two “Behringer Nominees” to serve as our directors, subject to an aggregate limit of two Behringer Harvard nominees serving on the board at any time. The nominees must be reasonably acceptable to the nominating committee of our board. From and after termination of the Amended and Restated Advisory Agreement, a Behringer Nominee serving on our board will be entitled to compensation equivalent to that generally provided to non-employee directors so long as he or she is not also serving as one of our officers.

•                  Our Chief Executive Officer. From and after the Initial Closing until the Self-Management Closing, Robert S. Aisner will remain our sole Chief Executive Officer, with certain limited exceptions.  This obligation will terminate upon the termination of the Amended and Restated Advisory Agreement.  Notwithstanding the foregoing, beginning on January 1, 2014, we may commence a search process for a successor Chief Executive Officer and may hire any individual our board of directors desires to appoint as Chief Executive Officer, provided that the employment of such individual, if he or she is not an employee of ours as of the Initial Closing, will not commence until the Self-Management Closing, and if such individual is an employee of ours as of the Initial Closing, his or her appointment as Chief Executive Officer shall not commence until the Self-Management Closing.  Consistent with Mr. Alfieri’s employment agreement (described below), we currently intend to appoint Mr. Alfieri as our Chief Executive Officer upon the Self-Management Closing.

•                  Estimated Stock Value.  From and after the Initial Closing, until the earliest to occur of (i) a Listing (as defined below), (ii) a Change of Control (as defined below) or (iii) the conversion of all outstanding shares of Series A Preferred Stock into shares of our common stock, our board of directors will in good faith determine an estimated per share value of our common stock at least once per calendar year (which requirement has already been satisfied with respect to 2013).

Subject to certain limits, the Modification Agreement requires us to indemnify Behringer Harvard and its affiliates for any damages arising out of certain matters in connection with the transactions.

Behringer Harvard also agreed to indemnify us and our affiliates for any damages arising out of certain matters in connection with the transactions.

Amended and Restated Advisory Agreement

Effective July 31, 2013, we entered into a Fifth Amended and Restated Advisory Management Agreement (the “Amended and Restated Advisory Agreement”) with the Advisor.  The significant changes to the prior advisory management agreement are described or included in the descriptions below.

The fees due to the Advisor pursuant to the Amended and Restated Advisory Agreement have been amended as follows:

•                  Asset Management Fee. We will pay the Advisor a monthly asset management fee in an amount equal to 1/12th of 0.50% of the sum of, for each and every asset, the higher of the cost of investment or the value of investment, reduced by $150,000 per month in recognition of the transfer of the Initial Transferred Executives to us and the associated reduction in the duties of the Advisor.

•                  Acquisition and Advisory Fees. We will pay the Advisor a fee, as acquisition and advisory fees, at the current rate of 1.75% of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each asset for which the subject transaction (i) was approved prior to July 31, 2013 or (ii) is specifically named in the Amended and Restated Advisory Agreement (collectively, the “Grandfathered Transactions”) and at the reduced rate of 1.575% of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each other asset for which a transaction was approved after July 31, 2013 (the “Subsequent Transactions”).  Acquisition and advisory fees and acquisition expenses will be paid as follows: (1) for real property (including properties where development / redevelopment is expected), at the time of acquisition, (2) for development / redevelopment projects (other than the initial acquisition of the real property), at the time of entry into or effectiveness of the respective development agreement based on the estimated development costs for such transaction as set forth in the applicable development agreement or, if not set forth in the development agreement, otherwise approved by our board of directors, except with respect to certain current projects advisory fees and acquisition expenses will instead be paid when the final budget with respect to such project has been approved, and (3) for loans and similar assets (including without limitation mezzanine loans), quarterly based on the value of loans made or acquired. In the case of a development / redevelopment project subject to clause (2) above, upon completion of the development / redevelopment project, we will determine the actual amounts paid with respect to such development / redevelopment project. To the extent the amounts actually paid vary from the budgeted amounts on which the acquisition and advisory fee was initially based, the Advisor will pay or invoice us for 1.75%, in the case of Grandfathered Transactions, or 1.575%, in the case of Subsequent Transactions, of the budget variance such that the acquisition and advisory fee is ultimately 1.75%, in the case of Grandfathered Transactions, or 1.575%, in the case of Subsequent Transactions, of amounts expended on such development / redevelopment project.

•                  Debt Financing Fee. In the event of any debt financing obtained by or for us (including any refinancing of debt) directly or indirectly through one or more of its affiliates or joint ventures or through other investment interests, we will pay to the Advisor a debt financing fee in an amount equal to 1.0%, in the case of Grandfathered Transactions, or 0.9%, in the case of Subsequent Transactions, of the amount available under the financing (the “Base Fee Amount”); provided, however, that with respect to any debt financing obtained directly or indirectly by or through a joint venture or other co-investment arrangement with a third party (a “Joint Venture Financing”), the debt financing fee payable by us to the Advisor will be an amount equal to the applicable Base Fee Amount multiplied by the percentage of our ownership interest in the joint venture or other arrangement obtaining the Joint Venture Financing, and we will reimburse the Advisor for all costs incurred by the Advisor in connection such financings, including the cost of any third party engaged to assist with sourcing debt financing (“Third Party Engagements”). With respect to any Joint Venture Financing, the Advisor shall reasonably cooperate with us with respect to the negotiation of any Third Party Engagements. With respect to any debt financing other than a Joint Venture Financing, the Advisor will pay all costs of any Third Party Engagements.  The Advisor may enter into fee-splitting arrangements with third parties with respect to the debt financing fee.  Notwithstanding anything to the contrary, no debt financing fee will be payable with respect to funds advanced under our existing $150 million credit facility to the extent such financing is obtained based on the amount committed under the credit facility as of July 31, 2013.

•                  Development Fee. If the Advisor provides development services, we will pay the Advisor development fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market; provided, however, that a majority of our Independent Directors (as defined in our charter) must determine that such development fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties. Development fees will include the reimbursement of the specified cost incurred by the Advisor of engaging third parties for such services. We will not pay the Advisor a development fee if the Advisor or any of its affiliates elects to receive an acquisition and advisory fee with respect to the subject project. The Advisor may engage (on behalf of us) third parties to provide development services and pay such third parties all applicable development fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market.

With respect to the Initial Transferred Executives, we acknowledge and agree that the duties of the Advisor (from and after July 31, 2013) are modified as is reasonably necessary to reflect the fact that the Initial Transferred Executives are no longer employed by Behringer Harvard, irrespective of whether such Initial Transferred Executives remain employed by us. In the event that any of the Initial Transferred Executives ceases their employment with us during the term of the Amended and Restated Advisory Agreement, we will use commercially reasonable efforts to hire a replacement employee as promptly as is reasonably practicable to perform the duties and functions of such Initial Transferred Executive. If we have not hired such a replacement employee within specified timeframes, the agreement permits the Advisor to hire a replacement employee on a temporary or permanent basis and pass on the costs of such employee to us.

The Amended and Restated Advisory Agreement will continue in force until June 30, 2014. Generally, if the Self-Management Closing does not close within the timeframe permitted under the Modification Agreement, the term of the Amended and Restated Advisory Agreement will automatically be extended until the last day of the month in which the six month anniversary of the Modification Agreement terminates, subject to the renewal of the term by our board of directors in accordance with our charter for extensions beyond July 31, 2014.  Notwithstanding the foregoing, the Amended and Restated Advisory Agreement will automatically terminate upon a listing of our shares of common stock on a national securities exchange, and the agreement also may be terminated at the option of either party upon 60 days written notice without cause or penalty.   The Amended and Restated Advisory Agreement will terminate at the Self-Management Closing.

Amended and Restated Property Management Agreement

Effective July 31, 2013, we and the Property Manager replaced the Amended and Restated Property Management Agreement dated September 2, 2008, with a Second Amended and Restated Property Management Agreement (the “Amended and Restated Property Management Agreement”). The significant changes to the prior property management agreement are described or included in the descriptions below.

The Property Manager will continue to have a right of first refusal to manage our properties, to the extent that we have the ability to choose the Property Manager. If the Property Manager does not accept the offer to manage a property, then we may enter into an agreement with a third party to provide such management services, on substantially the same terms as the Amended and Restated Property Management Agreement or any other terms that are not more favorable to such third party. We have the right to appoint the Property Manager to manage any property with respect to which we previously contracted for management services with a third-party property manager. The Property Manager will be entitled to an oversight fee if we contract directly with a third-party property manager for which we had the ability to appoint or hire the Property Manager.

The amendment also provides for a $50,000 per month reduction to the amount of the Property Manager’s reimbursable expenses.

The term of the Amended and Restated Property Management Agreement is through June 30, 2015. If no party gives written notice to the other at least 30 days prior to such date, then the agreement will automatically continue for consecutive two-year periods until the occurrence of an expiration date prior to which either party has given 30 days’ notice in advance of such expiration. However, the Property Manager may terminate the agreement at any time with 60 days’ written notice to us. In addition, we may terminate the Amended and Restated Property Management Agreement on 30 days’ notice in the event of willful misconduct, gross negligence or deliberate malfeasance of the Property Manager, or immediately in the event of the Property Manager’s bankruptcy or insolvency.

At the Self-Management Closing, we will be assigned the Amended and Restated Property Management Agreement and assume the associated liabilities. However, the non-solicitation and non-hire provisions and indemnification-related provisions of the Amended and Restated Property Management Agreement will remain in effect, except with respect to the Transferred Employees.

Amended and Restated License Agreement

Effective July 31, 2013, we and Behringer Harvard Holdings, LLC (“BHH”) replaced the Service Mark Agreement dated September 2, 2008, with an Amended and Restated License Agreement (the “Amended and Restated License Agreement”). This license agreement permits us to use the name “Behringer Harvard” subject to certain limitations and conditions. As revised, the term of the license agreement will last until the earlier to occur of (a) the expiration or termination for any reason of either the Amended and Restated Property Management Agreement or the Amended and Restated Advisory Agreement or (b) the Self-Management Closing. In addition, if we commit an uncured material breach under the Amended and Restated License Agreement, or under any agreement that may exist from time to time between us and Behringer Harvard, Behringer Harvard may terminate the license upon 30 days’ notice. If we cease to conduct our operations with the name “Behringer Harvard” or fail to perform our obligations with respect to the Behringer Nominees discussed above, BHH may immediately terminate the agreement. Finally, if we list our shares of common stock on a national securities exchange or become subject to a change of control as described in the Amended and Restated License Agreement, the license will automatically terminate. Upon termination, we must stop using the name “Behringer Harvard” and similar terms within 90 days.

Transition Services Agreement

Effective July 31, 2013, we and Behringer Harvard entered into a Transition Services Agreement (the “Transition Services Agreement”), under which Behringer Harvard has agreed to provide us with transition services. From the Initial Closing until the termination of the Transition Services Agreement, Behringer Harvard will provide us with such services as are required to enable us to become self-managed upon the Self-Management Closing as are reasonably requested by us, including but not limited to certain specified human resources implementation services and information technology-related services. In consideration for the transition services to be provided by Behringer Harvard, we will pay Behringer Harvard (a) the sum of $428,571 per month during the period beginning on the Initial Closing and ending on September 30, 2014 and (b) an amount equal to $1,250,000 on the Self-Management Closing Date. The Transition Services Agreement will continue until September 30, 2014.

Registration Rights Agreement

Effective July 31, 2013, we and the holders of our new Series A Preferred Stock (initially, Behringer Harvard) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under which we have agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the shares of common stock issued or issuable upon the conversion of the Series A Preferred Stock, including additional shares of common stock otherwise issued or distributed by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or other similar event in respect of those shares of common stock (the “Registrable Shares”).

Specifically, the Registration Rights Agreement grants the holders demand registration rights. Subject to certain limitations, if one holder or a group of holders holding not less than 20% of the Registrable Shares, requests that we file a registration statement and we are not eligible to use Form S-3 in connection with the resale of those Registrable Shares, we must file a registration statement under the Securities Act within 60 days after the holder request and use reasonable best efforts to effect, as expeditiously as possible, the registration. Notwithstanding anything to the contrary, if our common stock is listed on a national securities exchange and Rule 144 is available, we will not be required to effect a demand registration unless the sale of securities in connection therewith will generate at least $20 million in aggregate offering proceeds, or such lesser amount that constitutes all of the Registrable Shares of the requesting holders (subject to a $10 million minimum or all of the Registrable Shares then outstanding). We will be liable for, and pay, all expenses of the demand registration, regardless of whether it is effected.

The Registration Rights Agreement also grants the holders customary piggyback registration rights (unlimited in number and subject to customary limitations) if we propose to register any shares of common stock under the Securities Act, other than pursuant to a shelf registration, a registration on Form S-8, S-4 or S-3D or a registration of shares issuable upon exercise of employee stock options or in connection with any stock option plan. Further, if a “Registration Triggering Event,” as defined below, occurs and we are eligible to use Form S-3, we are required to use our reasonable best efforts to file a registration statement pursuant to Rule 415 under the Securities Act with respect to all of the Registrable Shares that have been converted into shares of common stock pursuant to the Articles Supplementary and all other Registrable Shares contemplated to be included in the registration statement, within 30 days after the occurrence of the Registration Triggering Event, and use our reasonable best efforts to cause such registration to become effective within 90 days of the filing date (if not automatically effective upon filing). As used herein, “Registration Triggering Event” means the earlier to occur of: (a) the automatic conversion of all of the then outstanding shares of Series A Preferred Stock upon a Listing (as defined below in Item 3.02 of this Current Report) including where such Listing is deemed to occur on December 31, 2016 pursuant to the Articles Supplementary and (b) the request from one holder or a group of holders holding not less than 20% of the then Registrable Shares that we file a shelf registration statement.

Administrative Services Agreement

At the Self-Management Closing, we and Behringer Harvard Multifamily Advisors I, LLC (referred to in this subsection as the “Administrative Services Provider”) will enter into an Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which the Administrative Services Provider will provide the following support services to us on the following terms. The Administrative Services Provider has agreed to perform, or cause its affiliates to perform, these services in the manner and at the locations and level of service consistent with past practice and with the same standard of care as historically provided under the Amended and Restated Advisory Agreement.

•                  Standard Shareholder Services. Certain specified standard shareholder services will be provided for an initial two-year term and an optional one-year extension; provided, however, that in the event of any “change of control” of the Company as defined in the agreement or listing of our shares, we must pay the Administrative Services Provider the full amount it would have been entitled to receive for the remaining term. We may terminate the standard shareholder services (in full, not in part) during the period beginning on the Self-Management Closing Date through the second anniversary of the Self-Management Closing Date for an amount equal to the result of: (A) $7.75 multiplied by (B) the number of shareholder accounts of the Company as of the end of the immediately preceding fiscal quarter, multiplied by (C) 8 minus the number of full three month periods that have elapsed since the Self-Management Closing Date; and following the second anniversary of the Self-Management Closing Date, without payment of any termination compensation amount.

•                  Standard Facilities Management Services. If we are co-located in the same building with the Administrative Services Provider, certain specified standard facilities management services will be provided at an annual rate equal to $225,000. The standard facilities management services will terminate upon the principal executive offices of us and the Administrative Services Provider ceasing to be located in the same building.

•                  Capital Markets Services. The Administrative Services Provider will provide capital markets services, including assistance with financing transactions consistent with past practice under the Amended and Restated Advisory Agreement, as requested by us; provided that we will use the capital markets services with respect to each Approved Deal (as defined above). In the event of any debt financing obtained by or for us (including any refinancing of debt) directly or indirectly through one or more of its affiliates or joint venture or through other investment interests, we will pay to the Administrative Services Provider a debt financing fee (the “Debt Financing Fee”) in an amount equal to 1.0%, in the case of Grandfathered Transactions (as defined above), or 0.9%, in the case of Subsequent Transactions (as defined above), of the amount available under the financing (the “Base Fee Amount”); provided, however, that with respect to any debt financing obtained directly or indirectly by or through a joint venture or other co-investment arrangement (a “Joint Venture Financing”), the debt financing fee payable by us to the Administrative Services Provider will be an amount equal to the applicable Base Fee Amount multiplied by the percentage of our ownership interest in the joint venture or other arrangement obtaining the Joint Venture Financing and we will pay or reimburse the Administrative Services Provider for the payment of all costs incurred by the Administrative Services Provider in connection with the engagement of third parties to source debt financing (“Third Party Engagements”) payable in connection with any debt financing. With respect to any Joint Venture Financing, the Administrative Services Provider will reasonably cooperate with us with respect to Third Party Engagements. With respect to any debt financing other than a Joint Venture Financing, the Administrative Services Provider will be responsible for the cost of all Third Party Engagements. The Administrative Services Provider may enter into fee-splitting arrangements with third parties with respect to the debt financing fee. Notwithstanding anything to the contrary, no debt financing fee will be payable with respect to funds advanced under our existing $150 million credit facility to the extent such financing is obtained based on the amount committed under the credit facility as of the Self-Management Closing Date.

•                  Other Administrative Services. The parties may also agree to terms with respect to other administrative services, including but not limited to, non-standard shareholder services, information technology, risk management, legal services, marketing, internal audit, non-standard facilities management services, real estate transactional support, information management or cash management services.

We must give the Administrative Services Provider not less than 90 days’ advance written notice of our intention to terminate the standard shareholder services or any of the “other administrative services” that we elect to use. In addition, any party to the Administrative Services Agreement may terminate any category of administrative services due to an uncured material breach of the agreement with respect to such category. In the event of expiration or termination of the Administrative Services Agreement for any reason, we may, at our option, request transition services, which may reasonably be needed by us in connection with the orderly and expeditious transition of the services provided by the Administrative Services Provider to a third-party provider, and the Administrative Services Provider and we will cooperate in negotiating an agreement as to the scope of such services and the other pricing, terms and conditions under which they will be provided.

In addition to the service charges described above, in connection with performance of each administrative service, we will reimburse the Administrative Services Provider with respect to (a) costs of approved or specified subcontractors retained on behalf of or for our benefit, including their products, services, materials and expenses, (b) cost of materials, provided that the amount of reimbursements from us and any other entities that receive similar services from the Administrative Services Provider or its affiliates may not exceed the cost of those materials and (c) out-of-pocket travel and other expenses, in each case consistent with past practice under the Amended and Restated Advisory Agreement.

Neither we nor any of our subsidiaries may enter into an arrangement with any person that would be expected to perform any specified shareholder services or specified facilities management services prior to the date of termination of the respective administrative service, each such administrative service then being provided under the Administrative Services Agreement on an exclusive basis. If we hire any personnel to perform shareholder services covered by the agreement, and if the Administrative Services Provider determines that the functions performed by such employee increase the costs of the Administrative Services Provider to provide such shareholder services, we must pay such increased costs if supported by reasonable documentation.

Limited Right to Use Agreement

Effective upon the Self-Management Closing, we and BHH will enter into a Limited Right to Use Agreement (the “Limited Right to Use Agreement”), pursuant to which BHH will permit us to use and occupy the office space being used and occupied by the Initial Transferred Executives and the Transferred Employees (except for certain offsite personnel) as of the Self-Management Closing. The Limited Right to Use Agreement will commence upon the Self-Management Closing and terminate on July 31, 2015, unless sooner terminated pursuant to the agreement. The Limited Right to Use Agreement will terminate if BHH’s primary lease for the space (the “Primary Lease”) terminates.

Under the Limited Right to Use Agreement, we will pay to BHH base fees per square foot at a rate that equals, on a pro rata basis, the rate it pays in rent under the Primary Lease. We will also reimburse BHH for our proportionate share of utilities and other certain costs related to our limited use of the space.

We may vacate all or a portion of the space during the term of the agreement, in which case BHH may recapture possession of the vacated portion of the space; provided that if BHH occupies and uses any such vacated portion or any portion thereof, our base fees and other costs under the agreement shall be reduced in proportion to the amount of space recaptured by BHH.

The Series A Preferred Stock

Each share of Series A Preferred Stock will be entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote, voting as a single class with our common stock. The affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class, will be required for: (a) the adoption of any amendment, alteration or repeal of any provision of the Articles Supplementary and the terms of the Series A Preferred Stock that adversely changes, or has the effect of adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock, or (b) the adoption of any amendment, alteration or repeal of any other provision of the charter that materially adversely changes, or has the effect of materially adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock. In addition, each share of Series A Preferred Stock will be entitled to a liquidation preference equal to $10.00 per share before the holders of common stock are paid any liquidation proceeds, and 7.0% cumulative cash dividends on the liquidation preference and any accrued and unpaid dividends.

The Series A Preferred Stock will automatically convert into shares of our common stock upon any of the following triggering events: (a) in connection with a listing of our common stock on a national exchange (a “Listing”), (b) upon a “change of control” of the Company, as defined in the Articles Supplementary (a “Change of Control”) or (c) upon election by the holders of a majority of the then outstanding shares of Series A Preferred Stock, during the period beginning on the date of issuance and ending at the close of business on July 31, 2018.  Notwithstanding the foregoing, if a Listing occurs prior to December 31, 2016, such Listing (and the related triggering event) shall be deemed to occur on December 31, 2016 and if a Change of Control transaction occurs prior to December 31, 2016 (or after a Listing but prior to the prescribed period of trading to determine the value of our common shares), such Change of Control transaction shall be deemed a Fundamental Change (as defined below) (a “Deemed Fundamental Change”) and will not result in a Change of Control triggering event.

Under the Articles Supplementary, a “Fundamental Change” means the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of our outstanding common stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of common stock), or the occurrence of any consolidation, merger, share exchange or other such transaction to which the Company is a party, except a consolidation or merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, and in each case other than a Change of Control transaction except for a Deemed Fundamental Change. In the event of any Fundamental Change, including any Deemed Fundamental Change, the Company or the successor or purchasing business entity will provide that the holders of each share of the Series A Preferred Stock then outstanding shall, in connection with such Fundamental Change, receive shares, or fractions of shares, of capital stock that have at least equivalent economic value and opportunity and other rights and terms as the Series A Preferred Stock following such Fundamental Change, which shall in each case take into account tax consequences.

Upon a triggering event, each share of Series A Preferred Stock will convert into shares of our common stock at a rate equal to the quotient of:

(1) the “Conversion Value Per Share” of Series A Preferred Stock, calculated as:

(a) 15% of the excess, if any, of:

•                        the per share value of our common stock at the time of the applicable triggering event, as determined pursuant to the Articles Supplementary, multiplied by 168,537,343 shares (which is the number of shares of common stock outstanding on July 31, 2013), as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013;

over:

•                        the amount determined multiplying:

•                        the sum of (1) the price paid for each share of common stock, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013 and prior to the date that we next report an estimated per share value of our common stock, and (2) a cumulative, non-compounded, annual rate of return of 7% from the date of initial issuance of the common stock until the date of determination (calculated like simple interest on a daily basis based on a 365 day year) on a per share basis, minus the total amount of dividends (whether in securities, cash or other property) declared (on a per share basis) on the common stock since the date of initial issuance of the common stock until the date of determination (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013 and prior to the date that we next report an estimated per share value of our common stock);

by:

•                        168,537,343 shares (which is the number of shares of common stock outstanding on July 31, 2013), as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013 and prior to the date that we next report an estimated per share value of our common stock;

(b) divided by the number of shares of Series A Preferred Stock outstanding on the date of the applicable triggering event;

(c) and, in the case of a triggering event based on a Listing or Change of Control only, multiplied by 115%;

(2) divided by the per share value of our common stock at the time of the applicable triggering event, as determined pursuant to the Articles Supplementary, assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to the triggering event (the “Current Common Stock Value”).

We have agreed to determine the estimated per share value of our common stock at least once each calendar year until the occurrence of a triggering event or a Listing (which requirement has already been satisfied with respect to 2013). Except in the case of the Current Common Stock Value, the estimated per share value will be calculated assuming that the Series A Preferred Stock is not outstanding.

At any time after July 31, 2018, we may redeem all, and not less than all, of the then outstanding shares of Series A Preferred Stock (excluding any shares of Series A Preferred Stock for which a triggering event has occurred) at a price per share of Series A Preferred Stock equal to the liquidation preference plus any declared and unpaid dividends.

If, based upon the advice of legal counsel, our board of directors reasonably determines that the conversion of shares of Series A Preferred Stock owned by any holder would create a substantial risk that we would no longer qualify as a REIT for federal income tax purposes (an “Adverse REIT Status Determination”), then only such number of shares of Series A Preferred Stock owned by such holder shall be converted into shares of common stock such that there is no substantial risk that we would no longer qualify as a REIT. When the board determines that conversion of the remaining shares no longer creates a substantial risk of failing to qualify as a REIT, the remaining unconverted shares will convert into an amount equal to the greater of (a) the number of shares of common stock that the holder of the Series A Preferred Stock would have been entitled to receive absent an Adverse REIT Status Determination and (b) the number of shares of common stock that the holder of Series A Preferred Stock would be entitled to receive if the triggering event were to occur on the date of the eventual conversion. In addition, if we delay the conversion due to an Adverse REIT Status Determination, we will pay the affected holders of Series A Preferred Stock additional shares of common stock equal in value to the distributions that would have been received by them if an Adverse REIT Status Determination had not occurred.

Employment Agreements

Effective as of August 1, 2013, we entered into Employment Agreements (collectively, the “Employment Agreements”) with each of the following executive officers: Mark T. Alfieri, our President and Chief Operating Officer; Howard S. Garfield, our Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary; Ross P. Odland, our Senior Vice President — Portfolio Management; Daniel J. Rosenberg, our General Counsel — Securities and Risk Management and Secretary; and Margaret M. “Peggy” Daly, our Senior Vice President — Property Management. The Employment Agreements were approved by the board of directors of the Company, based upon the recommendation of the compensation committee of the board. The compensation committee reviewed competitive executive contract market materials and retained its own legal counsel and independent compensation consultant to, among other things, negotiate the terms of the Employment Agreements.

The Employment Agreements of Mr. Alfieri and Mr. Garfield provide for a term commencing August 1, 2013 and ending August 1, 2017. The Employment Agreements of Mr. Odland, Mr. Rosenberg and Ms. Daly provide for a term commencing August 1, 2013 and ending August 1, 2016. Each Employment Agreement will automatically continue for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to the expiration of the initial term.

Compensation. During the term of each Employment Agreement, we will pay each executive officer an annual base salary, as set forth in the table below, which will be redetermined annually and may not be reduced without the executive officer’s consent. In addition, during the term of his or her Employment Agreement, each executive officer will be eligible to receive cash incentive compensation as determined by the compensation committee of our board. Each executive officer’s target annual incentive compensation will be equal to a percentage of his or her base salary, also as set forth below. The cash incentive compensation will be predicated on both objective corporate and individual measures to be mutually agreed upon between the executive officer and the compensation committee. The amount of cash incentive compensation awarded to the executive officer each year must be reasonable in light of the contributions made by the executive officer for the year in relation to the contributions made and incentive compensation awarded to other senior executives of the Company for the same year.

Executive Officer	Minimum Annual Base Salary	Target Annual Cash Incentive Compensation (as % of annual base salary)
Mark T. Alfieri	$425,000	100%
Howard S. Garfield	$325,000	100%
Ross P. Odland	$225,000	60%
Daniel J. Rosenberg	$250,000	50%
Margaret M. “Peggy” Daly	$275,000	50%

During the term of his or her Employment Agreement, each executive officer also will be eligible to receive equity awards under the Company’s Amended and Restated 2006 Incentive Award Plan, as amended, and any other successor plan, at the discretion of the compensation committee. Each executive officer’s target annual long-term incentive award will be equal to a percentage of his or her base salary plus his or her target annual cash incentive compensation, as set forth in the table below. The amount of each equity award granted to the executive officer must be reasonable in light of the contributions made, or anticipated to be made, by the executive officer for the period for which that equity award is made.

Executive Officer	Target Annual Long-Term Incentive Award (as % of annual base salary + target annual cash incentive compensation)
Mark T. Alfieri	110%
Howard S. Garfield	90%
Ross P. Odland	50%
Daniel J. Rosenberg	67.5%
Margaret M. “Peggy” Daly	50%

Payments Upon Termination. Under the Employment Agreements, we are required to provide any earned compensation and other vested benefits to the executive officers in the event of a termination of employment. In addition, each executive officer will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

During the term of each Employment Agreement, we may terminate the agreement with or without “cause,” defined as, among other things, the executive officer’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive officer’s material uncured breach of the Employment Agreement. In addition, each executive officer may terminate his or her Employment Agreement for “good reason,” defined as, among other things, a material breach of the Employment Agreement by the Company. If the executive officer’s employment is terminated by the Company without “cause” or by the executive officer with “good reason:”

•                  we will pay the executive officer an amount equal to the product of: (1) a “Severance Multiple,” equal to 2.6 for Mr. Alfieri, 2.0 for Mr. Garfield, 2.0 for Mr. Odland, 2.0 for Mr. Rosenberg, 2.0 for Ms. Daly; and (2) the sum of: (a) the executive officer’s base salary; and (b) the average of the annual cash incentive compensation received by the executive officer each year during the term of his or her Employment Agreement;

•                  all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting will vest at an amount based on our performance from the commencement of the performance period through the end of the performance period, multiplied by a fraction, the numerator of which will be equal to the number of days the executive officer was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

•                  if the executive officer was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination; plus (2) the amount we would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by us.

In the event that an executive officer’s employment is terminated within 18 months after the occurrence of the first event constituting a “change in control” (as defined in the Employment Agreement) of the Company, each Employment Agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting will vest, without any proration, based on achievement of our performance from the commencement of the performance period through the end of the calendar month immediately preceding the change in control. Further, during the employment term, if within 18 months after a change in control, the executive officer’s employment is terminated by the Company without “cause” or the executive officer terminates his or her employment for “good reason:”

•                  we will pay the executive officer a lump sum in cash in an amount equal to the product of: (1) the Severance Multiple; and (2) the sum of (a) the executive officer’s current base salary (or the executive officer’s base salary in effect immediately prior to the change in control, if higher) and (b) the average of the annual cash incentive compensation received by the executive officer during the term of his or her Employment Agreement; and

•                  if the executive officer was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination; plus (2) the amount we would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by us.

Other Terms and Conditions. During the term of the Employment Agreement and for a period of 15 months after termination of employment during the term, each executive officer has agreed to certain non-competition and non-solicitation provisions. The executive officers have also agreed to certain non-disclosure and non-disparagement provisions both during and after their employment with the Company.

ADDITIONAL INFORMATION

Householding

With the consent of affected stockholders, the SEC permits us to send a single copy of our Annual Report and this Proxy Statement to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs.  Only one copy of this Proxy Statement and our Annual Report will be sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered.  If any stockholder residing at such an address desires at this time to receive a separate copy of this Proxy Statement and our Annual Report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should contact the Shareholder Services Department by phone at 866.655.3650, or by mail at Behringer Harvard Multifamily REIT I, Inc., Attn: Shareholder Services, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  Likewise, if any stockholder residing at one household currently receives multiple copies of these documents and would like to receive one set in the future, please contact us.

Stockholder Proposals

The rules promulgated by the SEC require that any proposal by a stockholder for inclusion in the proxy materials for the 2014 Annual Meeting of Stockholders must be received by us no later than June 12, 2014.  Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.  However, if we hold our 2014 Annual Meeting before November 17, 2014, stockholders must submit proposals for inclusion in our 2014 proxy statement within a reasonable time before we begin to print our proxy materials.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws.  Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Section 2.13 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the mailing of the notice for the Annual Meeting held in the prior year.  Accordingly, under our current bylaws, a stockholder nomination or proposal intended to be considered at the 2014 Annual Meeting of Stockholders must be received by us no earlier than May 13, 2014 and not later than June 12, 2014.  Our Secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder Communications

We have adopted a process for stockholders to send communications to our board.  A description of the manner in which stockholders can send such communications appears above under “Communication with Directors” and can also be found on the website maintained for us at www.behringerharvard.com.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of 2013 Annual Meeting and referred to in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel J. Rosenberg
General Counsel — Securities and Risk Management
and Secretary

P.O. BOX 55046 BOSTON, MA 02205-5046 Your Proxy Vote is Important! We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week, through 11:59 p.m. (Eastern) the day prior to the Annual Meeting. Vote by Internet Please go to the electronic voting site at www.eproxyvote.com/bh1 and follow the on-line instructions. Vote by Phone Please call us toll free at 1-866-977-7699, and follow the recorded instructions. Vote by Mail Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you authorize your proxy by Internet or telephone, you do not need to mail back your proxy card. Please ensure the address to the right shows through the . window of the enclosed postage paid return envelope. PROXY TABULATOR P.O. BOX 55046 BOSTON, MA 02205-9836 BEHRINGER HARVARD MULTIFAMILY REIT I, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 17, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned stockholder hereby appoints Daniel J. Rosenberg, Howard S. Garfield and Mark T. Alfieri, or any of them individually, and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of the Behringer Harvard Multifamily REIT I, Inc. common stock that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at Behringer Harvard Corporate Headquarters, 15601 Dallas Parkway, Suite 600, Addison, Texas, on December 17, 2013 at 10:00 a.m. central time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the meeting. The undersigned hereby acknowledges receipt of their Notice of Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held in joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument of order that so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person. IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS: The Proxy Statement and 2012 Annual Report to Stockholders are available at http:/www.behringerharvard.com/proxy. ELECTRONIC DELIVERY OF PROXY MATERIALS Sign up to receive the 2013 Annual Report to Stockholders and proxy material electronically rather than by mail. To sign up for this optional service, visit www.eproxyvote.com/bh1. When the materials are available, we will send you an e-mail with instructions that will enable you to receive these materials electronically.

2. To vote and otherwise represent the undersigned on any matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. Signature Signature Date__________________________ NOTE: Please sign as name appears hereon. Joint owner signature required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. Check here if you plan to attend the annual meeting in person. FOR ALL WITHHOLD ALL FOR ALL EXCEPT* * To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box below: The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR ALL” nominees in Proposal 1. The votes entitled to be cast by the stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE “FOR ALL” NOMINEES. Please mark box as shown in this example. X 1. Election of Directors (1) Robert S. Aisner (2) E. Alan Patton (3) Roger D. Bowler (4) Sami S. Abbasi (5) Jonathan L. Kempner